DATED November 21, 2014
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-195039
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, 3.250% NOTES DUE 2024

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, 3.250% Notes Due 2024
Format:	SEC Registered-Registration Statement Number 333-195039
Trade Date:	November 21, 2014
Settlement Date (Original Issue Date):
December 1, 2014, which is the fifth business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on the date hereof or the next business day will be required, because the Medium-Term Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	December 1, 2024
Principal Amount:	$250,000,000
Price to Public (Issue Price):	99.890%
Dealers’ Commission:	0.475% (47.5 basis points)
All-in-price:	99.415%
Pricing Benchmark:	UST 2.25% Notes due November 15, 2024
UST Spot (Yield):	2.313%
Spread to Benchmark:	+ 95 basis points (0.95%)
Yield to Maturity:	3.263%
Net Proceeds to Issuer:	$248,537,500
Coupon:	3.250%
Interest Payment Dates:	Interest will be paid semi-annually on the 1st of June and December of each year, commencing June 1, 2015 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (18.00%)
J.P. Morgan Securities LLC (19.00%)
RBS Securities Inc. (18.00%)
SG Americas Securities, LLC (18.00%)
Co-Managers:	BNY Mellon Capital Markets, LLC (3.00%)
Commerz Markets LLC (3.00%)
Deutsche Bank Securities Inc. (3.00%)
HSBC Securities (USA) Inc. (3.00%)
ING Financial Markets LLC (3.00%)
Lloyds Securities Inc. (3.00%)
RBC Capital Markets, LLC (3.00%)
TD Securities (USA) LLC (3.00%)
U.S. Bancorp Investments, Inc. (3.00%)
Billing and Delivery Agent:	J.P. Morgan Securities LLC
CUSIP:	14912L6G1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322, J.P. Morgan Securities LLC collect at (212) 834-4533, RBS Securities Inc. toll free at (866) 884-2071 or SG Americas Securities, LLC toll free at (855) 881-2108.